SECOND AMENDMENT TO THE
EMPLOYMENT AGREEMENT
BETWEEN
FOSTER WHEELER LTD.
AND
RAYMOND J. MILCHOVICH

THIS SECOND AMENDMENT (this “Amendment”) to the Employment Agreement between Foster Wheeler LTD., a Bermuda company (“Foster Wheeler”), and Raymond J. Milchovich (the “Executive”) dated as of August 11, 2006 (the “Employment Agreement”) is made and entered into as of February 27, 2007.

WITNESSETH

WHEREAS, Foster Wheeler and the Executive heretofore entered into the Employment Agreement and the First Amendment to the Employment Agreement, dated as of January 20, 2007;

WHEREAS, the parties each desire to further amend the Employment Agreement as set forth below.

NOW THEREFORE, Foster Wheeler and the Executive hereby mutually agree to amend the Employment Agreement as follows:

1. Section 4.1 of the Agreement is hereby modified in its entirety as follows:

4.1 General. Except as otherwise provided in this Section 4, following any termination of the Executive’s employment, the Company shall pay to, provide to, or allow the retention by, the Executive, or his estate or beneficiary, as the case may be, (i) Base Salary earned through the date of such termination; (ii) except in the case of a termination described in Section 4.4, any earned, but unpaid, annual cash incentive or other incentive awards; (iii) a payment representing the Executive’s accrued but unpaid vacation; (iv) any vested, but not forfeited, benefits on the date of such termination under the Company’s employee benefit plans in accordance with the terms of such plans; (v) the vested portion of his Restricted Stock and Options granted under Section 3.3 of this Agreement; and (vi) benefit continuation and conversion rights to which the Executive is entitled under the Company’s employee benefit plans and this Agreement.

2. Section 4.4 of the Agreement is hereby modified in its entirety as follows:

4.4 For Cause. In addition to those payments and benefits described in clauses (i), (ii), (iii), (iv) and (vi) of Section 4.1, if the Company terminates the Executive’s employment for Cause, the Term shall terminate immediately and (i) the Executive shall be entitled to receive no further amounts or benefits hereunder, except as required by law; (ii) all unvested Options and Restricted Stock set forth in Section 3.3 herein shall be immediately forfeited; and (iii) all vested Options and Restricted Stock set forth in Section 3.3 herein which are not forfeited pursuant to clause (ii) of this sentence shall be forfeited on the date which is ninety (90) days following such termination. For purposes of this Agreement, “Cause” shall mean the Executive (i) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations); (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to the Company; or (iii) materially breaching this Agreement which the Executive does not cure within thirty (30) days after the Company provides written notice of such breach to the Executive.

3. A new Section 4.9 is hereby added to the Agreement to read as follows:

4.9 Without Good Reason. In addition to those payments and benefits described in Section 4.1, if during the Term the Executive voluntarily terminates his employment other than for Good Reason, the exercise period set forth in Section 5(e)(ii) of the Employee Nonqualified Stock Option Agreement issued to the Executive as of August 11, 2006 (the “Option Agreement”), shall be extended to the maximum period permitted under Proposed Treasury Regulation Section 1.409A-5(v)(C) to allow the Executive to exercise any vested Option through the later of: (i) the 15th day of the third month following the date the Option would otherwise have expired, or (ii) December 31 of the year in which the Option would otherwise have expired. This Section 4.9 is intended to comply with Section 409A of the Internal Revenue Code and Proposed Treasury Regulation Section 1.409A-5(v)(C) to avoid treatment of the Option as deferred compensation thereunder, and shall be interpreted and operated in accordance with such laws as they may be amended or finalized. The Executive shall not voluntarily terminate his employment without Good Reason prior to the date which is thirty (30) days following the date on which the Executive provides written notice of such termination to the Company; provided, however, that the Company may waive such notice period in writing.

4. A new Section 4.10 is hereby added to the Agreement to read as follows:

4.10 Extension for Securities Laws Restrictions. In the event that on the last date on which an Option may be exercised under this Agreement or the Option Agreement, applicable law would preclude the Executive from exercising or selling such Option, then the expiration of the applicable exercise period under this Agreement and the Option Agreement shall be tolled and extended until the last trading day that is 30 days following the date upon which the exercise or sale of the Option would first no longer violate applicable laws. For the purpose of this section 4.10, applicable law shall be deemed to so preclude the Executive if, among other things, his legal counsel has advised him or the Company in writing that he is so precluded. This Section 4.10 is intended to comply with Section 409A of the Internal Revenue Code and Proposed Treasury Regulation Section 1.409A-5(v)(C) to avoid treatment of the Option as deferred compensation thereunder, and shall be interpreted and operated in accordance with such laws as they may be amended or finalized.

5. A new Section 10.9 is hereby added to the Agreement to read as follows:

10.9 The Executive agrees that Foster Wheeler’s Share Ownership Guidelines, adopted and effective November 6, 2006, apply to the Restricted Stock and Options (as well as any shares resulting from the exercise of the Options) awarded to him on August 11, 2006, notwithstanding any provision in the foregoing Guidelines to the contrary.

6. For the avoidance of doubt, in the event of any inconsistency between the Option Agreement and this Amendment, this Amendment shall govern and control.

IN WITNESS WHEREOF, Foster Wheeler and the Executive have executed this Second Amendment effective as of the date first written above.

FOSTER WHEELER LTD. By: /s/ Diane C. Creel Name: Diane C. Creel Title: Chair of the Compensation Committee	RAYMOND J. MILCHOVICH /s/ Raymond J. Milchovich